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                                                                      EXHIBIT 99


                                                 For more Information, Contact:

                                                  Lawrence J. Ramaekers
                                                  Chief Executive Officer
                                                  (225) 987-2760

                                                  Release Date: May 30, 2000


UNITED COMPANIES SIGNS PURCHASE AGREEMENTS WITH EMC MORTGAGE CORPORATION AND EMC MORTGAGE ACQUISITION CORP. FOR THE SALE OF ITS WHOLE LOAN PORTFOLIO, RESIDUAL INTERESTS AND SERVICING OPERATION

BATON ROUGE, LA - United Companies Financial Corporation (OTC: UCFNQ), which has been operating in chapter 11 reorganization since March 1, 1999, announced that today it signed an Asset Purchase Agreement and a Mortgage Loan and REO Property Purchase Agreement for the sale of substantially all of its whole loan portfolio and REO properties, assets related to its mortgage servicing operations and its interest only and residual interests as of December 31, 1999, to EMC Mortgage Corporation and EMC Mortgage Acquisition Corp., subsidiaries of The Bear Stearns Companies, Inc., for an aggregate cash purchase price of approximately $781 million, subject to adjustments, plus the assumption of certain liabilities. United Companies' cash on hand and certain other assets are not included in the sale. The sales are subject to the approval of the United States Bankruptcy Court and the submission of higher or better offers pursuant to proposed bidding procedures, as well as the satisfaction of certain other conditions.

         Under the proposed bidding procedures, which are also subject to Bankruptcy Court approval, interested parties will have an opportunity to submit separate bids on (1) the Company's whole loan portfolio and REO properties and
(2) the Company's mortgage servicing operations and interest only and residual interests prior to the respective sale hearings. The agreements contemplate that the whole loan and REO properties transaction shall be consummated no later than July 31, 2000 and the other transaction no later than September 15, 2000.

         On June 1, 1999, United Companies sold its loan origination platform to Aegis Mortgage Corporation. Since that time, United Companies has continued to service a multi-billion dollar portfolio of home equity and manufactured housing loans while developing strategies to address its financial difficulties.

         The foregoing definitive agreements, which will be filed with the Bankruptcy Court, were reached as a result of negotiations following United Companies' previous announcement that it had entered into a letter agreement with EMC.


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         "The EMC transactions will allow the Company to substantially complete its reorganization efforts. We believe that these transactions, and the Bankruptcy Court approval process, will maximize the value of United Companies and ensure parties-in-interest an opportunity to be heard," said Lawrence Ramaekers, Chief Executive Officer of United Companies.

         United Companies is a specialty finance company that services non-traditional consumer loan products.

         The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: the developments in and outcome of the Company's Chapter 11 reorganization proceedings; the ability to access loan facilities in amounts necessary to fund the Company's operations; the successful disposition of its existing loan portfolio and repossessed real estate properties; the ability of the Company to successfully restructure its balance sheet; the ability of the Company to retain an adequate number and mix of its employees; the effect of the Company's policies including the amount of Company expenses; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; adverse economic conditions; competition; various legal, regulatory and litigation risks and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.



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